UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________

FORM 8-K
_______________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 6, 2006

The Interpublic Group of Companies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-6686	13-1024020

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

1114 Avenue of the Americas, New York, New York		10036

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 212-704-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 6, 2006, the Company entered into a capped call option agreement (together, the “Agreements”) with each of four derivatives dealers (the “Banks”). Copies of the Agreements are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4 and are incorporated by reference in this Item 1.01.

The Agreements were entered into in connection with a capital markets transaction that will provide the Company with a new source of committed stand-by liquidity and a new letter of credit facility (the “ELF Financing”). The ELF Financing was priced on June 6, 2006 and is expected to close on June 13, 2006. The Agreements provide that they will be unwound if the closing of the ELF Financing does not occur by June 13, 2006. In the ELF Financing, a special-purpose entity called ELF Special Financing Ltd. has agreed with a group of initial purchasers to sell units consisting of notes linked to the credit of the Company and warrants to purchase common stock of the Company. At closing, ELF will provide the Company with a $750 million revolving stand-by credit facility under which the Company can receive advances and cause letters of credit to be issued.

As part of the ELF Financing, the Company will issue 38,826,875 uncapped warrants (the “Uncapped Warrants”), with an exercise price of $11.91 per warrant. (The Company will also issue capped warrants in the ELF Financing, and the Agreements do not relate to these capped warrants.) Each Uncapped Warrant will entitle the holder to receive, following expiration of the warrant on June 15, 2009, an amount in cash, shares of the Company’s common stock, or a combination of cash and shares, at the Company’s option. The amount will be based, subject to customary adjustments, on the difference between the market price of one share of the Company’s common stock (over 30 trading days following expiration) and the stated exercise price of the warrant.

The Agreements are intended to reduce the potential dilution of the Company’s common stock upon the exercise of the Uncapped Warrants.

Each Agreement gives the Company the right to receive, upon expiration of the options thereunder, an amount in cash, shares of the Company’s common stock, or a combination of cash and shares, at the Company’s option. The amount will be based, subject to customary adjustments, on the difference between the market price of one share of the Company’s common stock (over 30 trading days following expiration) and $11.91, the exercise price of the Uncapped Warrants, with the amount deliverable upon exercise capped so the Company will not receive any amount relating to appreciation of its common stock above $14.38 per share. The four Agreements cover an aggregate notional amount of 38,826,875 shares, equivalent to the full amount of the Uncapped Warrants. The aggregate cost of the four Agreements to the Company will be approximately $29 million, payable upon closing of the ELF Transaction.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1. Call Option Agreement dated as of June 6, 2006 between the Company and Citibank, N.A.

Exhibit 10.2. Call Option Agreement dated as of June 6, 2006 between the Company and JPMorgan Chase Bank, National Association, London Branch.

Exhibit 10.3. Call Option Agreement dated as of June 6, 2006 between the Company and Morgan Stanley & Co. International Limited.

Exhibit 10.4. Call Option Agreement dated as of June 6, 2006 between the Company and UBS AG, London Branch.

Portions of these Exhibits have been omitted pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
Date: June 12, 2006	By: Nicholas J. Camera
Nicholas J. Camera Senior Vice President, General Counsel and Secretary